Exhibit 99.1

SURROZEN, INC.

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 12, 2022, by and between SURROZEN, INC., a Delaware corporation (the “Company”), and each of the entities set forth on Exhibit A hereto (each a “Seller” and collectively, the “Sellers”).

RECITALS:

WHEREAS, the Sellers collectively are the record owner of an aggregate of 4,382,499 shares of common stock, par value $0.0001 per share (the “Common Stock”) and are the beneficial owner of 1,000,000 shares of Common Stock, of the Company (collectively, the “Shares”) and are the record owner of 977,165 warrants to purchase Common Stock and are the beneficial owner of 333,331 warrants to purchase Common Stock (collectively, the “Warrants” and together with the Shares, the “Securities”) as set forth on Exhibits A, A-1 and A-2 hereto; and

WHEREAS, the Sellers are willing to sell, and the Company is willing to purchase, the Securities on the terms and conditions hereinafter set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Purchase and Sale of the Securities. Subject to the terms and conditions of this Agreement and in consideration of the payment by the Company to the Sellers of the amount set forth opposite such Seller’s name on Exhibit A, receipt of which is hereby acknowledged by the respective Seller, each Seller hereby sells, conveys, transfers and delivers to the Company, and the Company hereby purchases, the Securities. The sale and purchase of the Securities shall take place remotely via the exchange of documents and signatures, on the date hereof, or at such other time and place as the Company and Seller mutually agree upon, orally or in writing, so long as such date is no later than two business days after the date hereof (which time and place are designated as the “Closing”). At the Closing, Stockholder shall deliver to the Company any duly executed stock powers in the form or forms required by the Company’s transfer agent to effectuate all or any portion of the transactions hereunder against payment of the purchase price by the Company to the Seller therefor by wire transfer to a bank account designated by the Seller. Seller agrees to deliver any other necessary documents reasonably requested by the Company or the Company’s transfer agent to effectuate the transactions hereunder.

2. Representations and Warranties of the Sellers. Each Seller represents and warrants to the Company, as of the date hereof, that:

(a) Title. The Seller is the beneficial and record owner of the Securities, free and clear of any lien, contractual right, suit, proceeding, call, voting trust, proxy, restriction, security interest or other encumbrance of any kind or nature whatsoever (if any, collectively, a “Lien”), and there are no agreements on the part of the Seller for the purchase, sale or other disposition of any of such Securities or any interest therein. Upon the transfer of the Securities to the Company in accordance with this Agreement, good and marketable title in and to the Securities will have been transferred and sold to the Company free and clear of any Lien. The Securities constitute all the shares of common stock and warrants to purchase common stock held of record or beneficially by the Seller.

(b) Authority. The Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.

(c) Enforceability. This Agreement (assuming the due authorization, execution and delivery hereof by the Company) constitutes the legal, valid and binding agreement of the Seller, enforceable in accordance with its terms.

(d) Consents. No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court is required under applicable law, for the execution, delivery and performance of, or compliance by, the Seller with this Agreement or the consummation by the Seller of the transactions contemplated hereby.

(e) Brokers. No broker or finder has acted directly or indirectly for the Seller in connection with this Agreement or the transaction contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Seller.

(f) No Conflicts. The execution and delivery of this Agreement by the Seller, the consummation of the transactions contemplated hereby, and the compliance with the terms of this Agreement will not conflict with, result in the breach of or constitute a material default under, or require any consent or approval under, any agreement, note, indenture, mortgage, deed of trust or other agreement, lease or instrument to which the Seller is a party or by which the Seller may be bound or any judgment, order, decree, statute, law, rule or regulation by which the Seller is bound or to which any of the Seller’s assets or properties is subject.

(g) Disclosure of Information. The Seller has received all the information that the Seller considers necessary or appropriate for deciding whether to sell the Securities to the Company pursuant to this Agreement and has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the transaction contemplated hereby and the business prospects of the Company. The Seller acknowledges (i) that no person has made any representation or warranty, express or implied, except as set forth herein, regarding any aspect of the sale and purchase of the Securities, the operation or financial condition of the Company or the value of the Securities, (ii) that the Seller is not relying upon the Company or any of the Company’s affiliates or related parties in making its decision to sell the Securities to the Company pursuant to this Agreement, and (iii) that the Company is relying upon the truth of the representations and warranties in this Section 2 in connection with the sale of the Securities hereunder.

(h) No Continuing Rights. The Seller hereby acknowledges that following the Closing it shall have no further rights with respect to the Securities being sold hereunder with respect to any future sale, acquisition, merger, liquidation, dissolution, or other corporate event regarding the Company or its assets (any of the foregoing, a “Corporate Event”). The Seller further expressly acknowledges that any such Corporate Event may result in the payment by the Company or a third party of assets, funds or other proceeds to the Company’s securityholders or an increase in the value of the Company’s securities such that the value attributed to the Company’s securities in such Corporate Event (either in an aggregate amount or on a per share basis) may be greater than or less than the consideration for the Securities received by the Seller pursuant to this Agreement. The Seller further acknowledges that the Seller is capable of evaluating the merits and risks of the Seller’s decision to sell the Securities and that the proceeds received hereunder is fair and reasonable consideration for the Securities.

(i) Tax Consequences. The Seller has had an opportunity to review the federal, state and local tax consequences of the sale, assignment and transfer of the Securities to the Company and the transactions contemplated by this Agreement with the Seller’s own tax advisors. The Seller shall be responsible for the payment of all transfer taxes, if any, payable in connection with such sale, conveyance, transfer and delivery. The Seller is relying solely on such advisors and not on any statements or representations of the Company or any of the Company’s related parties. The Seller understands that the Seller (and not the Company) will be responsible for its own tax liability that may arise as a result of the transactions contemplated by this Agreement. In the event that the Company determines, in its sole discretion, that it is required to withhold or pay any federal, state, local or foreign tax in connection with any amount paid to the Seller in connection herewith, then the Company shall be entitled to withhold such amount from any payment to the Seller and such withheld amount shall be deemed to have been paid to the Seller and, in the event that the Company fails to withhold such required amount from any payment, the Seller hereby agrees to reimburse the Company in full for all such amounts within 30 days after receipt of the Company’s written request therefor. Without limiting the Company’s remedies or the Seller’s obligations pursuant to the preceding sentence, the Seller hereby agrees that, in the event the Seller fails to timely reimburse all amounts requested from the Seller pursuant to the preceding sentence, the Company may withhold all unreimbursed amounts from any future amounts otherwise distributable or payable to the Seller by the Company or any of its subsidiaries.

3. Representations and Warranties of the Company. The Company represents and warrants to the Sellers, as of the date hereof, that:

(a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

(b) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby has been duly authorized by the Company’s Board of Directors (the “Board”), and no further consent or authorization is required by the Company, its Board or any committee thereof, or its stockholders. This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes, the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

(c) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, $0.0001 par value per share of which 35,122,863 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, $0.0001 par value per share, none of which are issued and outstanding. Except as disclosed in the SEC Documents (as defined below), there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries.

(d) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Company’s certificate of incorporation or the bylaws, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any applicable law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Nasdaq Capital Market, or by which any property or asset of the Company or any of its subsidiaries is bound or affected, except in the case of conflicts, defaults, terminations, amendments, accelerations, cancellations and violations under clause (ii), which would not reasonably be expected to result in a material adverse effect. The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations in accordance with the terms on this Agreement.

(e) SEC Documents; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the one year preceding the date hereof (or such shorter period as the Company was required by law or regulation to file) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”). The SEC Documents, taken together, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements (i) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and (ii) fairly present in all material respects the financial position of the Company and its consolidated subsidiary as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(f) Absence of Certain Changes. Except as disclosed in the SEC Documents, since September 30, 2022, there has been no change that would constitute a material adverse effect.

4. Survival of Representations and Warranties. All representations and warranties made by the Sellers and the Company under this Agreement in connection with the transactions contemplated herein or in any certificate, list or other instrument delivered pursuant hereto shall survive the closing and any investigation made at any time with respect thereto.

5. Waiver. Any failure of either of the parties hereto to comply with any of its obligations or agreements or to fulfill any conditions herein contained may be waived only by a written waiver from the other party.

6. Release. Each Seller, on behalf of itself, and its successors, assigns, heirs, beneficiaries, affiliates, members, partners, directors, employees, agents and representatives (the “Releasing Parties”) hereby voluntarily, knowingly, fully, finally and irrevocably releases, acquits and forever discharges the Company and the Company’s officers, directors, stockholders, trustees, representatives, employees, principals, agents, affiliates, successors, assigns or beneficiaries (collectively, the “Released Parties”) of and from any and all actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses and compensation of every kind and nature whatsoever, past, present or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has or may have had at any time in the past until and including the date of this Agreement, against the Released Parties, or any of them, which, in all cases, relate to or arise out of such Releasing Party’s relationship as a stockholder of the Company.

7. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8. Governing Law. This Agreement shall be governed by the internal laws of the State of New York without regard to principles of conflicts of law.

9. Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

10. Counterparts. This Agreement may be executed in counterparts by a single party, each of which when taken together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12. Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Agreement or any amendments thereto.

13. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

14. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page hereto, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 14. If notice is given to the Company, a copy shall also be sent to Cooley LLP, 3175 Hanover Street, Palo Alto, CA 94304, Attn: John T. McKenna, and if notice is given to the Sellers, a copy shall also be given to Akin Gump Strauss Hauer & Feld LLP, 2300 N. Field Street, Suite 1800, Dallas, TX 75201-2481, Attn: Jason M. Daniel.

15. No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Seller agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Seller or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Seller from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

16. Waivers. A party’s consent to or waiver, express or implied, of the other party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching party. A party’s failure to complain of any act, or failure to act, by the other party, to declare the other party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such party of its rights hereunder, of any such breach, or of any other obligation or condition. A party’s consent in any one instance shall not limit or waive the necessity to obtain such party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the party granting such consent or waiver.

17. Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to applicable law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

18. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring.

19. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof. Except as set forth in this Section 16, (a) all prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement and (b) no party shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by both parties.

20. Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the state of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the state of New York or the United States Southern District Court of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

COMPANY:

Surrozen, Inc.

By:	/s/ Charles Williams
Name:	Charles Williams
Title:	Chief Financial Officer

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

SELLERS:

CONSONANCE CAPITAL MASTER ACCOUNT LP

By: Consonance Capital Advisors LLC, its General Partner

By:	/s/ Benny Soffer
Name:	Benny Soffer
Title:	Chief Investment Officer

CONSONANCE CAPITAL OPPORTUNITY MASTER FUND, LP

By: Consonance Capital Opportunity Advisors LLC, its General Partner

By:	/s/ Benny Soffer
Name:	Benny Soffer
Title:	Chief Investment Officer

P CONSONANCE OPPORTUNITIES LTD

By: Consonance Capital Management LP, its Investment Manager

By:	/s/ Benny Soffer
Name:	Benny Soffer
Title:	Chief Investment Officer

CONSONANCE LIFE SCIENCES

By:	/s/ Benny Soffer
Name:	Benny Soffer
Title:	Manager

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

Exhibit A

Schedule 1 of Sellers

Seller	Shares	Warrants	Aggregate Purchase Price
Consonance Capital Master Account LP	1,748,750	582,916	$874,375.00
Consonance Capital Opportunity Master Fund LP	1,297,922	432,639	$648,961.00
P Consonance Opportunities Ltd	450,827	150,275	$225,413.50
Consonance Life Sciences	1,885,000	144,666	$942,500.00
Total:	5,382,499	1,310,496	$2,691,249.50

Exhibit A-1

Schedule of Securities of Sellers With Legend

Seller	Shares	Warrants
Consonance Capital Master Account LP	1,248,750	416,250
Consonance Capital Opportunity Master Fund LP	926,822	308,940
P Consonance Opportunities Ltd	321,927	107,309
Consonance Life Sciences	1,885,000	144,666
Total:	4,382,499	977,165

Exhibit A-2

Schedule of Securities of Sellers Without Legend

Seller	Shares	Warrants
Consonance Capital Master Account LP	500,000	166,666
Consonance Capital Opportunity Master Fund LP	371,100	123,699
P Consonance Opportunities Ltd	128,900	42,966
Total:	1,000,000	333,331